Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST
ANNOUNCES FEBRUARY CASH DISTRIBUTION

     DALLAS, Texas, February 17, 2005 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.095277 per unit, payable on March 14, 2005, to unit holders of record on February 28, 2005.

     This month’s distribution decreased from the previous month due primarily to a combination of slightly lower oil prices, lower oil and gas production in the Waddell Properties and increased capital costs. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

     Burlington Resources Oil and Gas Company has advised the Trustee that the capital expenditures budget for 2005 totals approximately $14.3 million, of which approximately $3.5 million is attributable to the 2005 drilling program, $9.7 million gross to workovers and recompletions, and $1.1 million for facilities. Accordingly, there is a 8% increase in capital expenditures for 2005 as compared with the 2004 capital expenditures. The net costs to the Trust will be approximately $6.8 million.

     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 70,801 bbls and 312,866 mcf. The average price for oil was $37.83 per bbl and for gas was $6.72 per mcf. This would primarily reflect production for the month of December. Capital expenditures were approximately $137,000. The numbers provided reflect what was net to the Trust.

     For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free – 877.228.5085